Exhibit 21.1
List of Subsidiaries

Entity	Jurisdiction of Incorporation or Formation
Callbookers Limited	England
Cheap Tickets Limited	England
Cheap Tickets Europe Limited	England
ebookers Limited	England
ebookers.com Deutschland GmbH	Germany
ebookers.com SA	Switzerland
ebookers.ie Ltd	Ireland
ebookers.nl BV	Netherlands
ebookers.no AS	Norway
ebookers Scandinavia AB	Sweden
Flairview Travel Hotel Club S.L.	Spain
Flairview Travel Limited	England
Flairview Travel Pty Limited	Australia
Flightbookers Limited	England
Hotel Club Pty Limited	Australia
Hotelclub Limited	England
HotelClub KK	Japan
Insurancebookers Limited	England
Internetwork Publishing Corporation	Florida
La Compagnie Des Voyages SA	France
Mr Jet A/S	Denmark
Mr Jet AS	Norway
Mr Jet Oy	Finland
National Internet Travel Agency	Florida
Neat Group Corporation	Delaware
O Holdings Inc.	Delaware
Orbitz Away, LLC	Delaware
Orbitz Financial Corp.	Delaware
Orbitz for Business, Inc.	Delaware
Orbitz, Inc.	Delaware
Orbitz (Israel) Ltd.	Israel
Orbitz, LLC	Delaware
Orbitz Mexico Services, S. de R.L. de C.V.	Mexico
Orbitz Travel Insurance Services, LLC	Delaware
Orbitz Worldwide, LLC	Delaware
Orbitz Worldwide (UK) Limited	England
Orbitz Worldwide Development, LLC	Delaware
Orbitz Worldwide International, Inc.	Delaware
OWW Fulfillment Services, Inc.	Tennessee
Oy ebookers Finland Ltd	Finland
Paragon Travel Limited (ROHQ) Philippines Inc.	Philippines
Paragon Travel Limited	Hong Kong
Raccoon Acquisition I, LLC	Delaware
Terren Corporation	Canada
Travel Acquisition, LLC	Delaware
Travel Acquisition Corporation Pty Limited	Australia
Trip Network, Inc.	Delaware
Viajes ebookers S.L.	Spain